January 22, 2007

PricewaterhouseCoopers LLP
300 Madison Avenue
New York, NY 10017

We are providing this letter in connection with your audits of the statement of assets and liabilities, including the portfolio of investments of Sentinel Balanced Fund, Sentinel Conservative Allocation Fund (formerly Sentinel Capital Markets Income Fund), Sentinel Capital Opportunity Fund, Sentinel Common Stock Fund, Sentinel Government Securities Fund, Sentinel High Yield Bond Fund, Sentinel International Equity Fund, Sentinel Mid Cap Growth Fund, Sentinel Short Maturity Government Fund, Sentinel Small Company Fund, Sentinel U.S. Treasury Money Market Fund, Sentinel Capital Growth Fund, and Sentinel Growth Leaders Fund comprising the Sentinel Group Funds, Inc. (hereafter referred to as the "Funds") as of November 30, 2006, and the results of each of their operations, the changes in each of their net assets and the financial highlights for each of the periods presented, (hereinafter collectively referred to as the "financial statements"), for the purpose of expressing an opinion as to whether such financial statements present fairly, in all material respects, the financial position, results of operations, changes in net assets, and financial highlights of the Funds in conformity with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, changes in net assets, and financial highlights in conformity with generally accepted accounting principles.

Certain representations in this letter are described as being limited to those matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would have been changed or influenced by the omission or misstatement. For the purpose of this letter, items not considered material based on the foregoing definition and that do not exceed $0.0025 per share as of the date of the statements of assets and liabilities or as of the date of the event or occurrence that gives rise to the item are not considered material. We confirm, to the best of our knowledge and belief, as of January 16, 2007, the date of your report, the following representations made to you during your audits.

1. The financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America, and include all disclosures necessary for such fair presentation and disclosures otherwise required to be included therein by the laws and regulations to which the Funds are subject.

2.   We have made available to you all:

     a.   Financial records and related data.

     b. Minutes of the meetings of shareholders, Trustees/Directors, and committees of Trustees/Directors; or summaries of actions of recent meetings for which minutes have not yet been prepared. The most recent meetings held were:

          December 7-8, 2005
          January 13, 2006
          March 15-16, 2006
          June 7-8, 2006
          August 21-23, 2006
          December 6-7, 2006
          January 16, 2007

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3.   We have identified to you all regulatory agencies to which the Funds are subject, and for which noncompliance with their respective statutes, laws or regulations would have a direct effect on the Funds' financial statements. There have been no communications from such regulatory agencies, including the Securities and Exchange Commission and the Internal Revenue Service, concerning noncompliance with or deficiencies in financial reporting practices.

4. There are no material transactions, agreements or accounts that have not been properly recorded in the accounting records underlying the financial statements.

5. There are no significant deficiencies, including material weaknesses, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Fund's ability to record, process, summarize and report financial data.

6. We acknowledge our responsibility for the design and implementation of programs and controls to provide reasonable assurance that fraud is prevented and detected.

7. We have no knowledge of any fraud or suspected fraud affecting the entity involving:

     a.   Management,

     b. Employees of the Funds or the Funds' service agents who have significant roles in the Funds' internal control over financial reporting, or


     c. Others where the fraud could have a material effect on the financial statements.

8. We have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers, or others.

(As to items 6., 7. and 8., we understand the term "fraud" to mean those matters described in Statement on Auditing Standards No. 99.)

9. There have been no violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

10. All liabilities of the Funds of which we are aware are included in the financial statements at the statement of assets and liabilities date. There are no other liabilities or gain or loss contingencies that are required to be accrued or disclosed by Financial Accounting Standards Board (FASB) Statement No. 5, Accounting for Contingencies, and no unasserted claims or assessments that our legal counsel has advised us are probable of assertion and required to be disclosed in accordance with that Statement.

11. Management has evaluated the Funds' obligations or potential obligations as described in FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Servicing Assets and Extinguishments of Liabilities, and has concluded that no items (including contractual indemnifications) require disclosure in the notes to the Funds' financial statements.

12. The Funds have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

13. The following, if material, have been properly recorded or disclosed in the financial statements:

     a. Expenses for management or other service fees payable to such affiliated persons or other transactions with such affiliated persons.

     b. Arrangements with financial institutions involving compensating balances, or other arrangements involving restrictions on cash balances, lines of credit or similar arrangements.

     c. All financial instruments, including those with off-balance-sheet risk (such as swaps, forwards and futures), as required under generally accepted accounting principles.

     d. Each significant concentration of credit risk arising from all financial instruments whether from an individual counterparty or group of counterparties in accordance with FASB Statement No. 107, as amended by FASB Statement No. 133.

     e. Related-party transactions, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties. (We understand the term "related party" to include those entities described in Statement on Auditing Standards No. 45, footnote 1.)

     f. Significant estimates and material concentrations known to management that are required to be disclosed in accordance with the AICPA's Statement of Position 94-6, Disclosure of Certain Significant Risks and Uncertainties. (Significant estimates are estimates at the statement of assets and liabilities date that could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets or geographic areas for which events could occur that would significantly disrupt normal finances within the next year.)

14.  There are no:

     a. Securities of persons who are directly affiliated with the Funds, as defined in Section 2(a)(3) of the Investment Company Act of 1940.

     b. Income from (or realized gain or loss on sales of investments in or indebtedness of) such affiliated persons.

     c. Capital stock repurchase options or agreements, or capital stock reserved for options, warrants, conversions, or other requirements.

     d. Guarantees, whether written or oral, under which the Funds are contingently liable.

     e.   Commitments to purchase or sell securities.

     f.   Transactions made on margin or selling short.

     g.   Agreements to repurchase assets previously sold.

15. The Funds have satisfactory title to all owned assets and there are no liens or encumbrances on such assets nor has any asset been pledged as collateral, including assets pledged or assigned as security for liabilities and performance of contracts, except as disclosed in the financial statements. All cash and bank accounts and all other property and assets of the Funds of which we are aware are included in the financial statements at November 30, 2006.

16. The Funds have complied with all aspects of debt and other contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

17.  With respect to Funds' investments:

     a. Portfolio securities included in the Funds' financial statements at November 30, 2006, are stated at values as determined by us in accordance with the valuation method set forth in the current prospectus and/or statement of additional information.

     b. The valuation principles used for securities whose fair values have been estimated by the Board of Directors are appropriate and have been consistently applied and documented.

     c. All portfolio securities are marketable. The Funds have not purchased any restricted securities during the year ended November 30, 2006, and do not hold any securities on November 30, 2006 which are restricted in any way as to their resale, except for 144A securities. The Funds have not entered into any agreements, nor is it in the process of entering into any agreements, to acquire restricted securities, except for 144A securities.

     d. The cost of portfolio securities was determined on the basis of identified cost method.

     e. All Fund investments made during the year ended November 30, 2006 were in accordance with the investment policies stated in the current prospectus and/or statement of additional information.

18. The Funds have not made any commitments during the year as underwriter, nor did it engage in joint trading or a joint investment account.

19. The Funds have appropriately reconciled their books and records (e.g., general ledger accounts) underlying the financial statements to their related supporting information (e.g., sub ledger or third-party data). All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the financial statements. There were no material unreconciled differences or material general ledger suspense account items that should have been adjusted or reclassified to another account balance. There were no material general ledger suspense account items written off to a balance sheet account, which should have been written off to an income statement account and vice versa. All intrafund and intracompany (and interfund and intercompany) accounts have been eliminated or appropriately measured and considered for disclosure in the financial statements.

20. Receivables recorded in the financial statements, including receivables for foreign taxes withheld on foreign dividends and interest income earned by the Funds, represent (1) bona fide claims against debtors for transactions arising on or before November 30, 2006, and (2) valid claims against foreign taxing authorities at November 30, 2006. Receivables do not include any material amounts which are collectible after one year. All receivables have been appropriately reduced to their estimated net realizable values.

21. The Funds have complied with the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations there under, complied with the provisions of its prospectus and the requirements of the various state "Blue Sky" laws under which the Funds operates, and complied with its Code of Ethics.

22. The Funds do not have outstanding a past-due share of its accounting support fees collectible by the Public Company Accounting Oversight Board.

23. The daily net asset value has been properly computed throughout the year in accordance with Rule 2a-4 of the Investment Company Act of 1940 (and Rule 2a-7 of the Investments Company Act of 1940 for the Sentinel U.S. Treasury Money Market Fund), as amended, and was correctly applied in the computation of sales and redemption transactions for shares of beneficial interest. Additionally, the Funds' shares were issued and redeemed in accordance with the Funds' registration statement.

24. Each Fund has qualified as a regulated investment company pursuant to Subchapter M of the Internal Revenue Code of 1986, as amended, and intends to continue to so qualify.

25. We have agreed to reimburse and/or waive charges to the Funds for certain expenses of the Funds as follows:

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        Fund                                           Waivers/Reimbursements
        Sentinel Capital Opportunity Fund                     $98,554
        Sentinel Common Stock Fund                           $288,640
        Sentinel Growth Leaders Fund                           $6,664
        Sentinel U.S. Treasury Money Market Fund               $7,190

The Advisor has no plans or intentions to recoup fees previously waived or reimbursed.

26. All directed brokerage and other expense reimbursement agreements have been properly disclosed in the financial statements.

27. The net asset value for each class of shares has been calculated in accordance with the Funds' exemptive order from the SEC or Rule 18f-3.

28. The calculation methodology and accrual amount of the post retirement benefit obligations as of November 30, 2006 are appropriate and properly disclosed in the financial statements. The projected obligations for such benefits as of November 30, 2006 are as follows:

                                                      Post Retirement
        Fund                                         Benefit Obligation
        Sentinel Balanced Fund - Class A                    $48,314
        Sentinel Common Stock Fund - Class A                208,006
        Sentinel Government Securities - Class A             38,756
        Sentinel Mid Cap Growth Fund - Class A               34,274

To the best of our knowledge and belief, no events have occurred subsequent to the date of the statement of assets and liabilities and through the date of this letter that would require adjustments to, or disclosure in, the aforementioned financial statements.





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 Christian Thwaites
 Chief Executive Officer




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 Thomas P. Malone
 Vice President and Treasurer